Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2021, SETS RECORD

DATE FOR ANNUAL SHAREHOLDER MEETING & INCREASES QUARTERLY DIVIDEND

Midlothian, TX. April 20, 2021 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2021.  Highlights include:

•

Revenues were $89.9 million for the quarter, a decrease of $16.7 million or 15.7% for the comparative quarter and $358.0 million for the fiscal year, a decrease of $80.4 million, or 18.3% for the comparative fiscal year.

•

Earnings per diluted share for the current quarter were $0.20 compared to $0.33 for the comparative quarter last year. Earnings per diluted share were $0.93 for the fiscal year as compared to $1.47 for the last fiscal year. Quarterly results were impacted by a pension settlement charge related to a large amount of lump-sum distributions paid to retirees. The settlement charge of $1.6 million impacted quarterly results by $0.05 per share.

•	Our gross profit margin for the quarter increased on a comparative quarter basis from 28.1% to 29.6%. Gross profit margin was 29.0% for the fiscal year compared to 29.4% for the prior fiscal year.
•	The Board declared the amount of the next quarterly dividend early and increased it 11%, from $0.225 to $0.25 per share.

Financial Overview

The Company’s revenues for the fourth quarter ended February 28, 2021 were $89.9 million compared to $106.7 million for the same quarter last year, a decrease of 15.7%. Gross profit margin was $26.6 million, or 29.6%, as compared to $29.9 million, or 28.1% for the same quarter last year. Net earnings for the quarter were $5.1 million, or $0.20 per diluted share as compared to $8.6 million, or $0.33 per diluted share for the same quarter last year.

The Company’s revenues for the fiscal year ended February 28, 2021 were $358.0 million compared to $438.4 million for the prior fiscal year, a decrease of 18.3%. Gross profit margin was $103.8 million, or 29.0%, as compared to $128.9 million, or 29.4% for the prior fiscal year. Net earnings for the fiscal year were $24.1 million or $0.93 per diluted share, compared to $38.3 million, or $1.47 per diluted share for the prior fiscal year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our fourth quarter operational performance was largely in line with our expectations given the challenging environment presented by the coronavirus (COVID-19) pandemic. Management’s ability to adjust operations and costs during the changing circumstances throughout the year allowed us to preserve and improve our gross profit margins, 29.6% for the current quarter compared to prior year quarter of 28.1% and 29.0% for the fiscal year compared to 29.4% for the prior fiscal year. There were a greater number of retirees this year electing lump-sum distributions rather than an annuity which impacted actuarial determinations. The financial impact was to require a larger settlement charge to earnings, in addition to the usual service and interest charge normally expensed. In addition, our pension obligations declined by approximately $3 million as result of a large number of lump sum distributions. This charge impacted earnings by $0.05 per share for the quarter. Earnings from operations increased as a percentage of sales from the comparative quarter, $9.5 million or 10.6% of sales as compared to $10.9 million or 10.3% of sales for the comparative quarter.

We continued to invest in our business, including our most recent acquisition of Infoseal at the end of 2020, a leader in the production of pressure seal documents. This well-known brand brings added capabilities and expertise to our expanding product offering including our existing VersaSeal pressure seal product line. Infoseal products are sold through our traditional sales channel of independent distributors and this business continues our strategy to support our loyal distributors with an industry leading product offering.

The U.S. economy continues to be significantly impacted by the COVID-19 pandemic and parts of the economy have started to re-open as vaccinations become more prevalent, but remain subject to ongoing surges and local shutdowns, creating a very fluid economic environment. Total nonfarm payroll employment rose by 916,000 in March, and the unemployment rate edged down to 6.0 percent, as recently reported by the U.S. Bureau of Labor Statistics (“BLS”). These improvements in the labor market reflect the continued resumption of economic activity that had been curtailed due to the COVID-19 pandemic. Job growth was encouraging in March, led by gains in leisure and hospitality, public and private education, and construction. These BLS statistics provide evidence that various sectors continue to improve, while others have not.  We continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly.

Our continued financial strength, including a current ratio (current assets divided by current liabilities) of 4.2, cash balance of $75.2 million, and available line of credit of $99.4 million allows us to be well-positioned for the future to be able to withstand unforeseen adversities as well as take advantage of acquisition opportunities.

Dividend Increase and Declaration

Additionally, the Board of Directors announced today that they have increased the quarterly dividend to twenty-five cents ($0.25) per share from twenty-two and one half cents ($0.225) per share on its common stock, or an increase of 11.1%. Mr. Walters commented, noting “This is not a special dividend, but should be reflective of future quarterly dividend amounts subject, as always, to the Board’s normal review process.  The Board took this action after taking into account the Company’s strong financial position and confidence in our future and anticipated cash flows and hopes that this dividend increase, along with our continuing focus on accretive acquisitions, will reward our shareholders with greater returns over a longer period of time. While the Board chose to declare this dividend earlier than usual, it will be paid on a timeline consistent with past practice as it is payable August 9, 2021 to shareholders of record on July 9, 2021.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization).  The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.  Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies.  While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP.  These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 28, 2021 and February 29, 2020 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Year ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Net earnings	$5,125	$8,574	$24,094	$38,292
Income tax expense	2,528	2,518	9,193	12,959
Interest expense	3	4	11	606
Depreciation and amortization	4,770	4,562	18,037	18,194
EBITDA (non-GAAP)	$12,426	$15,658	$51,335	$70,051
% of sales	13.8%	14.7%	14.3%	16.0%

In Other News

The 2021 Annual Meeting of Shareholders will be held on July 15, 2021, with a record date of May 17, 2021.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended May 31, 2020, August 31, 2020 and November 30, 2020.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Interim Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Year ended
Condensed Consolidated Operating Results	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Revenues	$89,922	$106,703	$357,973	$438,412
Cost of goods sold	63,306	76,769	254,207	309,488
Gross profit margin	26,616	29,934	103,766	128,924
Operating expenses	17,088	18,984	67,865	78,086
Operating income	9,528	10,950	35,901	50,838
Other (income) expense	1,875	(142)	2,614	(413)
Earnings before income taxes	7,653	11,092	33,287	51,251
Income tax expense	2,528	2,518	9,193	12,959
Net earnings	$5,125	$8,574	$24,094	$38,292

Weighted average common shares outstanding
Basic	25,991,640	26,002,518	25,995,127	26,036,393
Diluted	25,991,640	26,002,518	25,995,127	26,036,393

Earnings per share
Basic	$0.20	$0.33	$0.93	$1.47
Diluted	$0.20	$0.33	$0.93	$1.47

			February 28,	February 29,
Condensed Consolidated Balance Sheet Information			2021	2020
Assets
Current Assets
Cash			$75,190	$68,258
Accounts receivable, net			37,891	43,086
Inventories, net			32,906	34,835
Other			2,087	3,705
Total Current Assets			148,074	149,884
Property, plant & equipment, net			55,384	56,402
Operating lease right-of-use assets			19,187	20,068
Goodwill and intangible assets			141,359	139,084
Other			384	261
Total Assets			$364,388	$365,699
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$14,759	$17,235
Accrued expenses			14,955	15,069
Current portion of operating lease liabilities			5,338	5,665
Total Current Liabilities			35,052	37,969
Other non-current liabilities			28,787	33,401
Total liabilities			63,839	71,370
Shareholders' Equity			300,549	294,329
Total Liabilities and Shareholders' Equity			$364,388	$365,699

			Year ended
			February 28,	February 29,
Condensed Consolidated Cash Flow Information			2021	2020
Cash provided by operating activities			$52,817	$57,219
Cash used in investing activities			(21,183)	(21,446)
Cash used in financing activities			(24,702)	(55,957)
Change in cash			6,932	(20,184)
Cash at beginning of period			68,258	88,442
Cash at end of period			$75,190	$68,258